Exhibit 99.1

Phillips Edison & Company Reports Fourth Quarter
and Full Year 2017 Results

CINCINNATI, OH, March 14, 2018 - Phillips Edison & Company, an internally-managed real estate investment trust (REIT) and one of the nation’s largest owners and operators of grocery-anchored shopping centers, reported its results for the fourth quarter and full year ended December 31, 2017.
Fourth Quarter 2017 Highlights (vs. Fourth Quarter 2016)

•	Completed the acquisition of 76 shopping centers and the investment management business from Phillips Edison Limited Partnership (PELP) on October 4, 2017

•	Net loss of $33.3 million, primarily driven by costs related to the PELP acquisition and related one-time expenses

•	Excluding transaction and other one-time expenses, net loss would have totaled $3.3 million compared to net income of $3.7 million in the fourth quarter of 2016

•	Modified funds from operations (MFFO) increased 42.2% to $38.9 million

•	Pro forma same-center net operating income (NOI)*, which reflects adjustments for the PELP acquisition, increased 7.9% to $52.5 million

•	Acquired two grocery-anchored shopping centers for a total cost of $48.8 million

•	Secured $1.4 billion of debt financing in conjunction with the acquisition of PELP
Full Year 2017 Highlights (vs. 2016)

•	Net loss of $41.7 million, primarily driven by costs related to the PELP acquisition and other one-time expenses

•	Excluding transaction and other one-time expenses, net income would have totaled $3.5 million compared to $9.0 million in 2016

•	MFFO increased 16.1% to $125.2 million

•	Pro forma same-center NOI increased 3.5% to $204.8 million

*Please see 'Pro Forma Same-Center Results' under Portfolio Results for additional disclosure

Management Commentary
“2017 was a transformational year for Phillips Edison & Company, as we expanded our portfolio by 83 shopping centers, bringing our owned-property total to 236,” commented Jeff Edison, Chairman and Chief Executive Officer of Phillips Edison & Company. "Additionally, we acquired PELP’s comprehensive asset management business, which has over 25 years of experience operating grocery-anchored real estate. Our results are already reflecting the synergies of this transaction illustrated by the strong pro forma same-center NOI increase of 7.9% for the fourth quarter.”

"Despite the concerns about big-box retail, we are encouraged by the fundamentals of our business, which focuses on smaller-format neighborhood centers. Leasing activity and occupancy remain near record levels as demand for well-located grocery-anchored real estate has never been stronger. As we look towards 2018, we remain well-positioned to capitalize on future growth opportunities which we are confident will drive long-term shareholder value."

Fourth Quarter and Full Year Ended December 31, 2017 Financial Results
Net (Loss) Income
For the fourth quarter of 2017, net loss totaled $33.3 million compared to net income of $3.7 million for the fourth quarter of 2016. The decrease was primarily driven by a $24.0 million one-time, non-cash expense related to the vesting of Class B units earned by PELP for asset management services rendered prior to the acquisition, and $6.0 million of transaction-related expenses. Partially offsetting the decrease was a $36.4 million increase in revenues primarily resulting from owning an additional 86 properties when compared to the beginning of the fourth quarter 2016 and from generating asset management and property management fee income, offset by an increase in operating costs and real estate taxes. Excluding one-time expenses, net loss would have totaled $3.3 million versus net income of $3.7 million for the fourth quarter of 2016.
For the full year ended December 31, 2017, net loss totaled $41.7 million compared to net income of $9.0 million for 2016. The decrease was primarily driven by $15.7 million of transaction-related expenses, $24.0 million of non-cash expenses related to the vesting of Class B units earned by PELP, and $5.5 million for the redemption of unvested Class B units that had been earned by our former advisor for asset management services previously rendered. Partially offsetting the decrease was a $53.8 million increase in revenues primarily resulting from owning an additional 89 properties when compared to the beginning of 2016 and from generating asset management and property management fee income, offset by an increase in related operating costs and real estate taxes. Excluding one-time expenses, net income would have totaled $3.5 million versus $9.0 million for 2016.
Further contributing to the results for both the quarter and year ended December 31, 2017, was the adoption of new accounting guidance. Under this guidance, certain property acquisitions are now classified as asset acquisitions, and as a result, the majority of acquisition-related expenses are now capitalized and amortized over the life of the related assets. The company benefited from a decrease in acquisition expenses of $3.3 million and $5.3 million for the fourth quarter and full year 2017, respectively, versus the comparable 2016 periods.

Funds From Operations (FFO) as Defined by the National Association of Real Estate Investment Trusts (NAREIT)
For the fourth quarter of 2017, FFO attributable to stockholders and convertible noncontrolling interests totaled $8.1 million compared to $26.8 million during the same year-ago quarter.
For the year ended December 31, 2017, FFO attributable to stockholders and convertible noncontrolling interests totaled $84.2 million compared to $110.4 million in 2016.
The decreases in FFO for the fourth quarter and full year 2017 were entirely attributable to the aforementioned one-time and transaction-related expenses.

Modified Funds From Operations (MFFO)
For the fourth quarter of 2017, MFFO increased 42.2% to $38.9 million compared to $27.4 million during the same year-ago quarter. The improvement in MFFO was driven by an increase in net operating income generated by additional properties owned as well as the 7.9% increase in pro forma same-center NOI.
For the year ended December 31, 2017, MFFO increased 16.1% to $125.2 million compared to $107.9 million for 2016. The improvement in MFFO was driven by an increase in net operating income generated by additional properties owned as well as the 3.5% increase in pro forma same-center NOI.

Pro Forma* Same-Center Results
For the fourth quarter of 2017, pro forma same-center NOI increased 7.9% to $52.5 million compared to $48.6 million during the fourth quarter of 2016. The improvement was driven by a $0.23 increase in minimum rent per square foot versus the comparable period.
For the year ended December 31, 2017, pro forma same-center NOI increased 3.5% to $204.8 million compared to $198.0 million during 2016. The improvement was driven by the aforementioned increase in minimum rent per square foot.
*For purposes of evaluating same-center NOI on a comparative basis, and in light of the acquisition of PELP on October 4, 2017, the company is presenting pro forma same-center NOI, which assumes the PELP transaction had occurred on January 1, 2016. As such, contributing to pro forma same-center NOI were 200 properties that were owned and operational for the entire portion of both comparable reporting periods.

Fourth Quarter and Full Year Ended December 31, 2017 Portfolio Results
Portfolio Statistics
As of December 31, 2017, the portfolio consisted of 236 properties, totaling approximately 26.3 million square feet located in 32 states.
Leased portfolio occupancy totaled 93.9% compared to 95.6% at December 31, 2016. The acquired PELP properties had a lower occupancy rate than the company's portfolio prior to the transaction.

Leasing Activity
During the fourth quarter of 2017, 173 new and renewal leases were executed totaling 0.9 million square feet.
Comparable rent spreads during the quarter, which compare the percentage increase (or decrease) of new or renewal leases to the expiring lease of a unit that was occupied within the past 12 months, were 3.0% for new leases and 12.9% for renewal leases.
During the full year ended December 31, 2017, 554 new and renewal leases were executed totaling 2.5 million square feet.
Comparable rent spreads during 2017 were 15.9% for new leases and 13.3% for renewal leases.

Acquisition Activity
During the fourth quarter of 2017, two grocery-anchored shopping centers were acquired for a total cost of $48.8 million. The properties, which are located in an Orlando, Florida suburb and an Atlanta, Georgia suburb, total approximately 214,000 square feet.
During the full year ended December 31, 2017, eight shopping centers were acquired for a total cost of $191.4 million.
Additionally, the company acquired 76 shopping centers from PELP on October 4, 2017.

Investment Management Business
On October 4, 2017, the company acquired the investment management business from PELP and is now the advisor to Phillips Edison Grocery Center REIT II, Inc., Phillips Edison Grocery Center REIT III, Inc., and Necessity Retail Partners.
In the fourth quarter of 2017, the company generated $8.2 million of fee income for asset management and property management services rendered.
At year-end, the company had approximately $6.3 billion of assets under management, including its owned real estate.

Balance Sheet Highlights at December 31, 2017
At year-end, the company had $438.4 million of borrowing capacity available on its $500 million revolving credit facility. Subsequent to year-end, the company executed a delayed draw on its five-year term facility, reducing the outstanding revolving balance by $65 million.
Net debt to total enterprise value was 41.8% at December 31, 2017. The company defines net debt as total debt of $1.8 billion, excluding below-market debt adjustments of $5.3 million and adding back deferred financing costs of $16.0 million, less cash and cash equivalents of $5.7 million. Total enterprise value is defined as equity value, calculated as 229.7 million shares of common stock and OP units outstanding multiplied by the estimated net asset value per share of $11.00, plus net debt.
At year-end, the company's outstanding debt had a weighted-average interest rate of 3.4%, a weighted-average maturity of 5.5 years, and 88.5% of its total debt was fixed-rate debt. This compared to a weighted-average interest rate of 3.0%, a weighted average maturity of 4.0 years, and 82.1% fixed-rate debt (including interest rate swaps) at December 31, 2016.
During the quarter ended December 31, 2017, the company extended the maturity on its revolving credit facility to October 2021, with two six-month options to further extend the maturity to October 2022.
As part of the PELP acquisition, the company assumed and refinanced approximately $500 million of debt from PELP, primarily through a $175 million seven-year unsecured term loan and a $375 million five-year unsecured term loan which includes extension options.

The company also entered into two new secured life company financings totaling $370 million, providing nine and ten-year debt financing at a combined fixed interest rate of 3.5%.

Fourth Quarter Distributions
Gross distributions of $38.7 million were paid to common shareholders and OP unit holders during the fourth quarter of 2017, including $13.0 million reinvested through the dividend reinvestment plan, for net cash distributions of $25.7 million.
In the fourth quarter, MFFO was $38.9 million, which was 101% of the company's regular distributions, including those paid to both common shareholders and OP unit holders.
Subsequent to year-end, the company's board of directors authorized distributions for March 2018, April 2018, and May 2018 in the amount of $0.05583344 per share to the shareholders of record at the close of business on March 15, 2018, April 16, 2018, and May 15, 2018, respectively. OP unit holders will receive distributions at the same rate. The monthly distribution rate will result in the same annual distribution amount as the daily distribution rate which was used to calculate dividends prior to 2018.

Share Repurchase Program (SRP)
During the fourth quarter of 2017, standard repurchase requests surpassed the funding limits under the SRP. Due to the program’s funding limits, no funds were available for repurchases during the fourth quarter of 2017 and no funds will be available for the first quarter of 2018. Additionally, repurchases during the remainder of 2018 are expected to be limited.
Cash available for standard repurchases on any particular date under the SRP is generally limited to the proceeds from the dividend reinvestment plan during the preceding four quarters, less amounts already used for repurchases during the same time period.
The company will continue to fulfill repurchases sought upon a stockholder’s death, “qualifying disability,” or “determination of incompetence” in accordance with the terms of the SRP.

Stockholder Update Call
Chairman and Chief Executive Officer Jeff Edison, Chief Financial Officer Devin Murphy, and Executive Vice President Mark Addy will host a live presentation addressing the company’s results on Thursday, March 15, 2018, at 11:00 a.m. Eastern Time.
Following management’s prepared remarks, there will be a question and answer session. Investors are encouraged to submit questions in advance of the presentation by emailing them to InvestorRelations@phillipsedison.com. Additionally, questions may be submitted via the webcast interface during the live presentation.
Interested parties will be able to access the presentation online or by telephone. If dialing in, please call the conference telephone number five minutes prior to the start time as an operator will register your name and organization. Participants should ask to join the Phillips Edison & Company call.
Date: Thursday, March 15, 2018
Time: 11:00 a.m. Eastern Time
Webcast link: https://services.choruscall.com/links/peco180315-11.html
U.S. listen-only: (888) 243-4451
International listen-only: (412) 542-4135

A webcast replay will be available approximately one hour after the conclusion of the presentation in the Events & Presentations section of the Phillips Edison & Company website at http://investors.phillipsedison.com/event.
For more information on the company’s quarterly results, please refer to the company’s Form 10-K, which will be filed with the SEC and available on the SEC’s website at www.sec.gov.

Reconciliation of Non-GAAP Measures
Pro Forma Same-Center Net Operating Income
Same-center NOI represents the NOI for the properties that were owned and operational for the entire portion of both comparable reporting periods, except for the properties we currently classify as redevelopment. For purposes of evaluating Same-center NOI on a comparative basis, and in light of the PELP transaction, we are presenting Pro Forma Same-center NOI, which assumes the PELP properties were acquired on January 1, 2016. This perspective allows us to evaluate Same-center NOI growth over a comparable period. Pro Forma Same-center NOI is not necessarily indicative of what actual Same-center NOI and growth would have been if the PELP transaction had occurred on January 1, 2016, nor does it purport to represent Same-center NOI and growth for future periods.
Pro Forma Same-center NOI highlights operating trends such as occupancy rates, rental rates, and operating costs on properties that were operational for both comparable periods. Other REITs may use different methodologies for calculating Same-center NOI, and accordingly, our Pro Forma Same-center NOI may not be comparable to other REITs.
Pro Forma Same-center NOI should not be viewed as an alternative measure of our financial performance since it does not reflect the operations of our entire portfolio, nor does it reflect the impact of general and administrative expenses, acquisition expenses, depreciation and amortization, interest expense, other income, or the level of capital expenditures and leasing costs necessary to maintain the operating performance of our properties that could materially impact our results from operations.
The table below is a comparison of Pro Forma Same-center NOI for the three months and years ended December 31, 2017 and 2016 (in thousands):

	Three months ended December 31,				Year ended December 31,
	2017	2016	$ Change	% Change	2017	2016	$ Change	% Change
Revenues(1):
Rental income(2)	$55,370	$54,365	$1,005		$220,081	$215,398	$4,683
Tenant recovery income	18,470	16,331	2,139		69,965	69,066	899
Other property income	432	298	134		1,565	1,048	517
	74,272	70,994	3,278	4.6%	291,611	285,512	6,099	2.1%
Operating Expenses(1):
Property operating expenses	12,076	13,188	(1,112)		46,504	47,987	(1,483)
Real estate taxes	9,742	9,193	549		40,275	39,569	706
	21,818	22,381	(563)	(2.5)%	86,779	87,556	(777)	(0.9)%
Total Pro Forma Same-center NOI	$52,454	$48,613	$3,841	7.9%	$204,832	$197,956	$6,876	3.5%

(1)
Adjusted for PELP same-center operating results prior to the transaction for these periods. For additional information and details about PELP operating results included herein, refer to the PELP Same-Center NOI table below.

(2)	Excludes straight-line rental income, net amortization of above- and below-market leases, and lease buyout income.

Below is a reconciliation of Net (Loss) Income to NOI and Pro Forma Same-center NOI for the three months and years ended December 31, 2017 and 2016 (in thousands):

	Three months ended December 31,		Year ended December 31,
	2017	2016	2017	2016
Net (loss) income	$(33,255)	$3,717	$(41,718)	$9,043
Adjusted to exclude:
Fees and management income	(8,156)	—	(8,156)	—
Straight-line rental income	(854)	(719)	(3,766)	(3,512)
Net amortization of above- and below-market leases	(1,010)	(272)	(1,984)	(1,208)
Lease buyout income	(201)	(49)	(1,321)	(583)
General and administrative expenses	10,910	8,068	36,348	31,804
Transaction expenses	5,954	—	15,713	—
Vesting of Class B units	24,037	—	24,037	—
Termination of affiliate arrangements	—	—	5,454	—
Acquisition expenses	64	3,411	530	5,803
Depreciation and amortization	46,190	27,829	130,671	106,095
Interest expense, net	17,124	8,621	45,661	32,458
Other	(1,695)	(6,115)	(2,336)	(5,990)
Property management allocations to third-party assets under management(1)	5,386	—	5,386	—
Owned Real Estate NOI	64,494	44,491	204,519	173,910
Less: NOI from centers excluded from same-center	(12,376)	(6,652)	(34,443)	(20,015)
NOI prior to October 4, 2017, from properties acquired in the PELP transaction	336	10,774	34,756	44,061
Total Pro Forma Same-Center NOI	$52,454	$48,613	$204,832	$197,956

(1)
This represents property management expenses for our investment management business, excluding allocations to our directly owned properties based on the property management fee that is provided for in the individual management agreements under which our investment management business provides property management services.

NOI from PELP prior to the PELP transaction was obtained from the accounting records of PELP without adjustment. The accounting records were subject to internal review by us. The table below provides Same-Center NOI detail for the non-ownership periods of PELP, which were the periods ended October 3, 2017, and the year ended December 31, 2016.

	Three months ended December 31,		Year ended December 31,
	2017	2016	2017	2016
Revenues:
Rental income(1)	$392	$12,364	$37,860	$49,046
Tenant recovery income	187	3,307	10,537	13,781
Other property income	17	156	520	259
Total revenues	596	15,827	48,917	63,086
Operating expenses:
Property operating expenses	183	3,242	8,214	11,529
Real estate taxes	77	1,811	5,947	7,496
Total operating expenses	260	5,053	14,161	19,025
Total Same-Center NOI	$336	$10,774	$34,756	$44,061

(1)
Excludes tenant allowance amortization, straight-line rental income, net amortization of above- and below-market leases, and lease buyout income. Tenant allowance amortization, straight-line rental income, and net amortization of above- and below-market leases were reset as part of the PELP transaction.

Funds from Operations and Modified Funds from Operations
FFO is a non-GAAP performance financial measure that is widely recognized as a measure of REIT operating performance. The National Association of Real Estate Investment Trusts (“NAREIT”) defines FFO as net income (loss) attributable to common shareholders computed in accordance with GAAP, excluding gains (or losses) from sales of property, plus depreciation and amortization, and after adjustments for unconsolidated partnerships and joint ventures. Adjustments for unconsolidated partnerships and joint ventures are calculated to reflect funds from operations on the same basis. We calculate FFO Attributable to Stockholders and Convertible Noncontrolling Interests in a manner consistent with the NAREIT definition, with an additional adjustment made for noncontrolling interests that are not convertible into common stock.
MFFO is an additional performance financial measure used by us as FFO includes certain non-comparable items that affect our performance over time. MFFO excludes the following items:

•	acquisition and transaction expenses;

•	straight-line rent amounts, both income and expense;

•	amortization of above- or below-market intangible lease assets and liabilities;

•	amortization of discounts and premiums on debt investments;

•	gains or losses from the early extinguishment of debt;

•	gains or losses on the extinguishment of derivatives, except where the trading of such instruments is a fundamental attribute of our operations;

•	gains or losses related to fair value adjustments for derivatives not qualifying for hedge accounting;

•	losses related to the vesting of Class B units issued to our former advisors in connection with asset management services provided and the reclassification of distributions on those units to equity;

•	termination of affiliate arrangements; and

•	adjustments related to the above items for joint ventures and noncontrolling interests and unconsolidated entities in the application of equity accounting.
We believe that MFFO is helpful in assisting management and investors with the assessment of the sustainability of operating performance in future periods. We believe it is more reflective of our core operating performance and provides an additional measure to compare our performance across reporting periods on a consistent basis by excluding items that may cause short-term fluctuations in net income (loss) but have no impact on cash flows.
FFO, FFO Attributable to Stockholders and Convertible Noncontrolling Interests, and MFFO should not be considered alternatives to net income (loss) or income (loss) from continuing operations under GAAP, as an indication of our liquidity, nor as an indication of funds available to cover our cash needs, including our ability to fund distributions. MFFO may not be a useful measure of the impact of long-term operating performance on value if we do not continue to operate our business plan in the manner currently contemplated.
Accordingly, FFO, FFO Attributable to Stockholders and Convertible Noncontrolling Interests, and MFFO should be reviewed in connection with other GAAP measurements, and should not be viewed as more prominent measures of performance than net income (loss) or cash flows from operations prepared in accordance with GAAP. Our FFO, FFO Attributable to Stockholders and Convertible Noncontrolling Interests, and MFFO, as presented, may not be comparable to amounts calculated by other REITs.

The following table presents our calculation of FFO, FFO Attributable to Stockholders and Convertible Noncontrolling Interests, and MFFO and provides additional information related to our operations (in thousands):

	Three Months Ended December 31,		Year Ended December 31,
	2017	2016(1)	2017	2016(1)
Calculation of FFO Attributable to Stockholders and Convertible Noncontrolling Interests
Net (loss) income	$(33,255)	$3,717	$(41,718)	$9,043
Adjustments:
Depreciation and amortization of real estate assets	43,290	27,829	127,771	106,095
Gain on sale of property	(1,760)	(4,732)	(1,760)	(4,732)
FFO	8,275	26,814	84,293	110,406
Adjustments attributable to noncontrolling interests not convertible into common stock	(143)	—	(143)	—
FFO attributable to stockholders and convertible noncontrolling interests	$8,132	$26,814	$84,150	$110,406
Calculation of MFFO
FFO attributable to stockholders and convertible noncontrolling interests	$8,132	$26,814	$84,150	$110,406
Adjustments:
Acquisition expenses	64	3,411	530	5,803
Net amortization of above- and below-market leases	(1,012)	(272)	(1,984)	(1,208)
Amortization of intangible corporate assets	2,900	—	2,900	—
(Gain) loss on extinguishment of debt, net	(5)	16	(572)	(63)
Straight-line rent	(816)	(719)	(3,729)	(3,512)
Amortization of market debt adjustment	(277)	(423)	(1,115)	(2,054)
Change in fair value of derivatives	(48)	(1,444)	(201)	(1,510)
Transaction expenses	5,953	—	15,713	—
Vesting of Class B units	24,037	—	24,037	—
Termination of affiliate arrangements	—	—	5,454	—
MFFO	$38,928	$27,383	$125,183	$107,862

FFO Attributable to Stockholders and Convertible Noncontrolling Interests/MFFO per share
Weighted-average common shares outstanding - diluted(2)	227,239	187,875	196,506	186,665
FFO Attributable to Stockholders and Convertible Noncontrolling Interests per share - diluted	$0.04	$0.14	$0.43	$0.59
MFFO per share - diluted	$0.17	$0.15	$0.64	$0.58

(1)	Certain prior period amounts have been restated to conform with current year presentation.

(2)
OP units and restricted stock awards were dilutive to FFO Attributable to Stockholders and Convertible Noncontrolling Interests and MFFO for the years ended December 31, 2017, 2016, and 2015, and, accordingly, were included in the weighted-average common shares used to calculate diluted FFO Attributable to Stockholders and Convertible Noncontrolling Interests/MFFO per share.

About Phillips Edison & Company
Phillips Edison & Company, Inc. (formerly known as Phillips Edison Grocery Center REIT I, Inc.), an internally-managed real estate investment trust (REIT), is one of the nation’s largest owners and operators of grocery-anchored shopping centers. Its diversified portfolio of well-occupied neighborhood shopping centers has a mix of national and regional retailers selling necessity-based goods and services, in strong demographic markets throughout the United States. As of December 31, 2017, the company manages 341 shopping centers - 236 of which it owns directly - comprising approximately 26.3 million square feet located in 32 states. The company’s proven, vertically-integrated operating platform allows it to effectively and efficiently acquire, lease and manage its properties, resulting in a history of strong operating results and great shopping experiences. For more information, please visit www.phillipsedison.com.

Forward-Looking Statements
This press release may contain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. These statements include, but are not limited to, statements related to the Company’s expectations regarding the performance of its business, its financial results, its liquidity and capital resources, the quality of the Company’s portfolio of grocery-anchored shopping centers and other non-historical statements. You can identify these forward-looking statements by the use of words such as “outlook,” “believes,” “expects,” “potential,” “continues,” “may,” “will,” “should,” “seeks,” “approximately,” “projects,” “predicts,” “intends,” “plans,” “estimates,” “anticipates,” or the negative version of these words or other comparable words. Such forward-looking statements are subject to various risks and uncertainties, such as the risks that retail conditions may adversely affect our base rent and, subsequently, our income, and that our properties consist primarily of retail properties and our performance, therefore, is linked to the market for retail space generally, as well as other risks that will be described under the section entitled “Risk Factors” in the Company’s Annual Report on Form 10-K for the year ended December 31, 2017, as such factors may be updated from time to time in the Company’s periodic filings with the SEC, which are accessible on the SEC’s website at www.sec.gov. Accordingly, there are or will be important factors that could cause actual outcomes or results to differ materially from those indicated in these statements. These factors should not be construed as exhaustive and should be read in conjunction with the other cautionary statements that are included in this press release and in the Company’s filings with the SEC. The Company undertakes no obligation to publicly update or revise any forward-looking statement, whether as a result of new information, future events, or otherwise.

Investors:
Phillips Edison & Company, Inc.
Michael Koehler, 513-338-2743
Director of Investor Relations
InvestorRelations@phillipsedison.com

Source: Phillips Edison & Company, Inc.

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